Exhibit 3
J-Bird Music Group Ltd.
Form 10-SB, Amendment No. 1
File No. 0-24449


                      LETTER OF INTENT


     LETTER OF INTENT, made this       day of July, 1997 by
and between Caltron, Inc., a Pennsylvania corporation with offices located in Connecticut (hereinafter referred to as "Caltron") and J-Bird Records, Inc., a Connecticut corporation located in Wilton, Connecticut (hereinafter referred to as J-Bird").

     WHEREAS, J-Bird is the owner of certain recording labels and related rights thereto; and

     WHEREAS, Caltron desires to merge with J-Bird; and

     WHEREAS, J-Bird desires to merge with Caltron on the terms and conditions set forth below:

     NOW, THEREFORE, in consideration of the premises and promises contained herein the signatory parties agree hereto as follows:

     1. Caltron agrees to execute all documents that may be required to convey Caltron common shares to the common shareholders of J-Bird Records, Inc.

     2.  J-Bird Records agrees to encourage the holders of J-
Bird common shares to merge with Caltron, Inc.

     3. Caltron is a corporation in good standing with audited Financial Statements. The company is currently trading on the NASDAQ OTC BB under the symbol of "CTON".
There are four market makers for the stock. Caltron utilizes the services of American Securities Transfer and Trust in Lakewood, Colorado as their Transfer Agent.

     4. Caltron to provide J-Bird with an Opinion Letter and Audited Financial Statements satisfactory to J-Bird as merger is consummated. Caltron to retain one board seat and one officers position, that of Corporate Secretary.

     5. This Agreement shall be governed by the laws of the State of Connecticut.

     6. This Agreement may be executed in multiple counterparts, each of which may be deemed an original instrument.

     IN WITNESS WHEREOF, the parties have set their hands and seal the day, month and year above written.


CLATRON, INC.                      J-BIRD RECORDS, INC.



____________________
____________________________
Douglas G. MeCaskey                Jay Barbieri
CEO                                President